                    News Release

                    Ecolab Inc.

                    Ecolab Center

                    370 North Wabasha Street

                    St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809 (Tel)
(651) 225-3123 (Fax)

ECOLAB ANNOUNCES MANAGEMENT CHANGES

ST. PAUL, Minn., March 1, 2002: Ecolab Inc. announced that Bruno Deschamps has resigned as President and Chief Operating Officer to pursue personal interests.  Deschamps will continue working with Ecolab on special projects over the next several months.

Ecolab also announced a series of promotions to further strengthen its future growth and development:

Douglas M. Baker, currently Senior Vice President, Institutional Sector, is promoted to President, Institutional Sector.  Baker will continue to have responsibility for the Institutional, Kay and Textile Care businesses.  He has held leadership positions with Ecolab’s Institutional, Kay and Henkel-Ecolab operations.

Richard L. Marcantonio, currently Executive Vice President, Industrial and Service Sectors, is promoted to President, Industrial and Service Sectors.  His responsibilities continue to include Food & Beverage, Professional Products, Water Care,

Vehicle Care, Pest Elimination and GCS.

John P. Spooner, currently Executive Vice President, International Sector, is promoted to President, International, with responsibility for Europe, Asia Pacific, Latin America, and Africa/Export.  Spooner has previously led Ecolab’s U.S. Industrial, Asia Pacific and Latin America, and European operations as separate units.

Steven L. Fritze, currently Senior Vice President, Finance & Controller, is promoted to Senior Vice President and Chief Financial Officer.  Fritze will have responsibility for Accounting and Control, Treasury, Tax, and Investor Relations.  He has held a variety of corporate and divisional financial positions.

Commenting on the changes, Allan L. Schuman, Ecolab’s Chairman, President and Chief Executive Officer, said, “I regret Bruno’s decision to resign.  During his time as Ecolab’s President and Chief Operating Officer, Bruno’s leadership integrating Henkel-Ecolab, strengthening North American businesses and structuring our international operations helped Ecolab become an even more successful global company.  As Chief Executive Officer for Henkel-Ecolab, our European operation, he built a strong management team, adapted Ecolab’s business approach to the European marketplace, and significantly strengthened and positioned the European business for growth.  I am pleased that Bruno has agreed to continue to work with us over the coming months on special projects.

“Ecolab continues to have terrific depth and experience in its management talent, as evidenced by the group promoted today.  Ecolab’s strong leadership team is well positioned to continue to capitalize on the tremendous opportunities that lie ahead for our company, better serve our customers and increase shareholder value.  I am excited about our future and the people who will help lead us.”

With worldwide sales exceeding $3 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, institutional and industrial markets.  Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.

Ecolab news releases and other investor information are available on the Internet at www.ecolab.com and by telephone at 1-800-FACT-ECL.

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